Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	November 2, 2006
714-801-9021

CALC Reports Third Quarter Results

Financial and Operating Highlights – Third Quarter 2006 vs. 2005

•                  Third quarter revenues of $24.8 million, up 2% year-over-year from delivery of 36 homes compared with 45 homes in 3Q 2005

•                  Gross operating profit of $3.4 million, down 31% year-over-year due to decrease in margins

•                  Net income of $1.3 million, or $0.12 per diluted share

•                  Net new orders for 17 homes in the quarter and 62 homes year-to-date, down 62% year-over-year due to increased cancellations and industry-wide slowdown

•                  Backlog of 31 homes, down 72% year-over-year

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $1.3 million, or $0.12 per diluted share, for the three months ended September 30, 2006.  The third quarter results reflect the delivery of 36 homes at the Company’s homebuilding projects in Lancaster, Beaumont, Rancho Santa Fe and North Corona, California generating $3.4 million of gross operating profit.  Gross operating profit was partially offset by net operating expenses of $1.2 million and income taxes of $900,000, resulting in net income of $1.3 million.

Raymond J. Pacini, CEO of the Company stated: “The Southern California housing market has continued to soften and, we currently expect to deliver 130 to 140 homes this year compared with actual deliveries of 113 homes last year. We delivered 113 homes during the first nine months of 2006, compared with only 59 deliveries during the first nine months of 2005.   In addition, we completed grading at our Brightwater project on the Bolsa Chica mesa during October 2006, and expect to begin building model homes at Brightwater later this month. We do not expect the current weaknesses in the homebuilding market to significantly impact our Brightwater project given the site’s spectacular location, the extremely limited supply of new homes on the coast of Southern California and the absence of significant competition from other homebuilders in the Huntington Beach market.”

Revenues were $24.8 million for the current period, reflecting an increase of $400,000 although the number of deliveries decreased to 36 homes in the current period, as compared with 45 delivered in the same period of 2005.  The Company generated $1.5 million less in gross operating profit from home sales during the third quarter of 2006 compared with the same period of 2005.  This decrease reflects lower margins due to lower levels of price appreciation since acquisition of the land underlying the homes delivered, along with recent sales price reductions and incentives. During the third quarter of 2005, the Company reported gross operating profit of $4.9 million generated by deliveries of 45 homes, which was offset by net operating expenses of $1.7 million and income tax expense of $1.4 million.

The average price of homes delivered in the third quarter of 2006 increased to $689,000 from $542,000 during the same period of 2005, primarily reflecting the higher price level of homes in Rancho Santa Fe delivered in the current period compared with homes in the Inland Empire delivered in 2005.  The current quarter’s homebuilding gross margin decreased to 14% compared with the prior period homebuilding gross margin of 20%. This decrease primarily reflects lower profitability from the homes delivered in Lancaster, North Corona and Beaumont during the third quarter of 2006, compared with homes delivered in Riverside and Chino during the third quarter of 2005. The lower profitability is primarily due to the recent slow down in the Southern California housing market and significantly lower levels of price appreciation since acquisition of the land underlying the homes delivered during the third quarter of 2006.

The Company also reported net income of $4.4 million, or $0.42 per diluted share for the first nine months of 2006. Results for the first nine months of 2006 reflect $11.3 million of gross operating profit from the delivery of 113 homes, partially offset by $3.8 million of net operating expenses, which were primarily selling, general and administrative expenses, partially offset by interest income.

The Company generated $3.8 million more in gross operating profit from home sales during the first nine months of 2006 compared with the first nine months of 2005 as a result of delivering 54 more homes. During the first nine months of 2005, the Company reported gross operating profit of $7.5 million from the delivery of 59 homes, which was partially offset by $3.9 million of operating expenses. The prior year’s first nine months of 2005 also reflected a non-recurring income tax benefit of $3.0 million, primarily resulting from the reversal of valuation allowances on post-reorganization net operating losses in the first quarter of 2005.

During the first nine months of 2006, net new orders decreased 62% to 62 homes compared with 164 orders during the first nine months of 2005. Our cancellations increased to 10 and 27, respectively, in the three and nine months ended September 30, 2006, compared with 9 and 18 in the comparable periods of 2005. At the same time, backlog as of September 30, 2006 decreased 72% to 31 homes compared with 112 homes as of September 30, 2005, while the value of homes in backlog decreased 58% to $22.0 million from $51.8 million. The Company’s inventory of unsold homes increased to 17 as of September 30, 2006.

This slowdown reflects an overall softening of current demand for new homes, as well as an oversupply of homes available for sale. The Company attributes the reduction in demand to reduced affordability of new homes due to rapid price increases over the last six years and declines in consumer confidence related to concerns on the part of prospective home buyers about the future direction of home prices and their inability to sell existing homes. In addition, many of the large national homebuilders operating in the Company’s markets are attempting to reduce their inventories by offering incentives and / or lowering prices.

Despite this slowdown, the Company remains cautiously optimistic about the future growth of its business. The Company has traditionally employed a conservative approach to managing its real estate inventories and believes it is well-positioned to withstand the effects of the market downturn as it unfolds.

The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County; and Rancho Santa Fe in San Diego County.  As of September 30, 2006, the Company has an inventory of 840 owned and controlled lots, reduced by 16% compared with the 997 lots owned and controlled a year ago. This decrease primarily reflects the absence of acquisitions during the past 12 months except for the December 2005 acquisition of 77 lots in the Quartz Hill area of Lancaster.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company’s 105-acre Brightwater project on the Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, is the largest asset in the Company’s portfolio, representing approximately 43% of total assets as of September 30, 2006.  The Brightwater project was appraised at $302 million as of July 6, 2006 compared with its book value of $142 million as of June 30, 2006 and $148 million as of September 30, 2006.  The 356-home Brightwater residential community will offer a broad mix of home choices averaging 2,860 square feet and ranging in size from 1,720 square feet to 4,170 square feet.  The Company currently expects to (i) begin building model homes during November 2006, and (ii) start selling homes in mid-2007.  However, there can be no assurance in that regard, or as to the absence of any delays, particularly if Southern California experiences a rainy winter due to an El Niño condition as some weather forecasters are predicting.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 110 acres on the Bolsa Chica mesa, where construction recently commenced for the development of 356 single-family homes in the Brightwater residential community. Brightwater represents one of the last opportunities to develop a master-planned community on the Southern California coast. Hearthside Homes has delivered 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, its Annual Report on Form 10-K for the year ended December 31, 2005 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

Selected Financial and Operating Information

($ in millions, except per home data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006		2005

Homes delivered	36	45	113		59

Home sales revenue	$24.8	$24.4	$71.5		$34.0
Cost of sales	21.4	19.5	60.2		26.5

Gross operating profit from homebuilding	$3.4	$4.9	$11.3		$7.5

Gross margin percentage	13.7%	20.1%	15.8%		22.1%

PER HOME DATA

Average sales price (a)	$688,900	$542,200	$632,700		$576,300

Average gross margin (a)	$94,400	$108,900	$100,000		$127,100

NUMBER OF ACTIVE COMMUNITIES	6	3	6		3

NET NEW ORDERS	17	63	62		164

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			25		112

Completed homes in inventory, and in escrow			6		—

Total backlog			31		112

Completed homes in inventory, unsold			17		—

Entitled lots controlled at end of period
Owned lots			783	(b)	808	(b)

Optioned lots			9	(c)	77	(d)

Total homes and lots			840		997

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$18.9		$51.8

Completed homes in inventory, and in escrow			3.1		—

Total value of backlog			$22.0		$51.8

(a)                                    Changes are primarily due to changes in product mix and location, and the absence of price appreciation in 2006.

(b)                                   Includes 356 lots at the Brightwater project on the Company’s 105-acre Bolsa Chica mesa property.

(c)                                    Includes unentitled lots in North Corona which will complete the Hellman Ranch project.

(d)                                   Includes lots in the Quartz Hill area of Lancaster which were acquired during December of 2005.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Homebuilding	$24.8	$24.4	$71.5	$34.0
Costs of sales
Homebuilding	21.4	19.5	60.2	26.5

Gross operating profit	3.4	4.9	11.3	7.5

Selling, general and administrative expenses	1.6	1.5	4.7	3.4
Interest expense	—	.1	—	.1
Income from unconsolidated joint ventures	(.1)	(.1)	(.1)	(.1)
Other (income) expense, net	(.3)	.2	(.8)	.5

Income before income taxes	2.2	3.2	7.5	3.6

Provision (benefit) for income taxes (a)	.9	1.4	3.1	(3.0)

Minority interest in income of consolidated joint venture	—	.1	—	.2

Net income	1.3	1.7	4.4	6.4

Other comprehensive income, net of income taxes:
Minimum pension liability income tax benefit	—	—	—	.9

Comprehensive income	$1.3	$1.7	$4.4	$7.3

Net earnings per common share:
Basic	$.12	$.17	$.43	$.63
Diluted	$.12	$.16	$.42	$.61

Common equivalent shares:
Basic	10.5	10.2	10.3	10.2
Diluted	10.7	10.5	10.6	10.5

Dividends paid per common share outstanding	$12.50	$—	$12.50	$—

(a)                                  The provision (benefit) for income taxes for the nine months ended September 30, 2005 reflects a non-recurring tax benefit of $4.7 million for the reversal of valuation allowances on post-reorganization NOLs.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$12.2	$7.7

Short-term investments	1.3	30.3

Restricted cash	14.4	2.3

Real estate inventories	270.4	253.6

Deferred tax assets	35.9	35.4

Other assets, net	5.1	1.1

Total Assets	$339.3	$330.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$17.9	$17.4

Senior secured project revolver	9.0	—

Senior secured term loan	125.0	—

Other project debt	57.1	57.9

Other liabilities	7.9	7.9

Total liabilities	216.9	83.2

Minority interest	—	.3

Stockholders’ equity (a)	122.4	246.9

	$339.3	$330.4

Shares outstanding (b)	10.9	10.2

Stockholders’ equity per common share (c)	$11.23	$24.21

(a)                                  Decrease since December 31, 2005 reflects a special dividend of $135.7 million, offset by net income of $4.4 million, stock options exercised and related tax benefits of $6.7 million, and $100,000 related to stock option compensation.

(b)                                 Excludes outstanding options for 15,000 and 699,996 shares, respectively.

(c)                                  The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.